Exhibit 99.1

Intelligent Bio Solutions Inc. Reports Fiscal 2023 Third Quarter

Financial Results and Operational Highlights

- Combined revenue and government support income increased 199% year-over-year -

- Sequential revenue growth of 28% -

- Filed 513(g) submission with U.S. FDA for Intelligent Fingerprinting Drug Screening Cartridge -

- Granted U.K. patent relating to DSR-Plus Cartridge Reader –

- Completion of Milestone 7, key phase of biosensor platform development –

New York, NY, May 11, 2023 – Intelligent Bio Solutions Inc. (“Intelligent Bio Solutions,” “INBS” or the “Company”) (Nasdaq: INBS), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced its financial results for its fiscal third quarter ended March 31, 2023, and provided a business update.

“INBS delivered revenue growth during the third quarter and achieved several important milestones in line with our regional expansion plans,” said Harry Simeonidis, Chief Executive Officer at Intelligent Bio Solutions. “On the regulatory front, we filed a 513(g) submission with the U.S. Food and Drug Administration, which will allow us to determine the most suitable regulatory path forward for our Intelligent Fingerprinting Drug Screening Cartridge, a key step in our U.S. expansion strategy. More recently, we were granted a U.K. patent relating to our Intelligent Fingerprinting Drug Screening System DSR-Plus Cartridge Reader, our 13th patent, strengthening the protection of our unique and proprietary drug screening technology.”

“We further reached a pivotal milestone in our biosensor pipeline progression, releasing the successful results from Milestone 7, allowing our development team to move on to the next phase of testing human saliva. Additionally, we established a new sales team, distribution hub and office facility in Australia, a vital step in extending our reach throughout the Asia-Pacific region. We have made substantial progress on all fronts during the quarter and look forward to continuing this momentum throughout the rest of the year,” Mr. Simeonidis concluded.

Third Quarter Highlights & Recent Operational Developments

Strategic Partnerships & Pipeline Development

●	Announced the successful completion of the review of results from Milestone 7, a phase of the Company’s biosensor platform development at the University of Newcastle, Australia. The results showed a record 4x improvement in time-to-result (TTR), enabling the biosensor to return test results in under one minute. The biosensor development team has now proceeded to its next testing phase, which will include testing human saliva.

●	Selected HASTA, Australia’s largest independent sports drug testing laboratory, as the Company’s preferred drug testing specialist in Australia to complete lab-based confirmation testing for its Intelligent Fingerprinting System.

●	Intelligent Bio Solutions continues advancing towards the next phase of the Biosensor development program with its second study, focused on eliminating the variables affecting glucose levels in saliva and the sample collection method.

Business Development

●	In April 2023, announced the recruitment of four highly experienced sales executives from across the workplace safety and supply, manufacturing, and the drugs and alcohol testing industries for its new sales force in Australia. In addition, INBS secured a new distribution hub and office facility to manage sales and operations, significantly expanding its ability to service customers throughout the region. These initiatives have already begun supporting the Company’s efforts to scale access to its Intelligent Fingerprinting Drug Screening System throughout the Asia-Pacific region.

●	The Company’s Intelligent Fingerprinting Drug Screening System continued to expand its customer base by securing sales contracts with Dodman Limited, Boughey Distribution, A&F Sprinklers and Hozelock (a global garden equipment manufacturer).

Commercial Development

●	Filed a 513(g) submission with the United States Food and Drug Administration (FDA) for its Intelligent Fingerprinting Drug Screening Cartridge. The submission will allow Intelligent Bio Solutions to determine the most suitable FDA regulatory pathway as part of the Company’s strategy for expansion into the U.S. market.

●	In April 2023, INBS was granted a patent in the U.K. relating to its Intelligent Fingerprinting Drug Screening System DSR-Plus Cartridge Reader. This is the Company’s 13th patent, which further strengthens the protection of its unique and proprietary drug screening technology.

Anticipated and Planned Events and Targeted Milestones for the Coming Fiscal Year

●	Launch of the Intelligent Fingerprinting Drug Screening System in Australia, New Zealand and other countries in the Asia Pacific region, including required infrastructure and regulatory requirements.

●	Focus on growing Intelligent Fingerprinting Drug Screening System sales across the United Kingdom and mainland Europe through enhanced marketing strategies and the creation of distribution channels.

●	Investigate entry into non-FDA regulated markets in the United States.

●	Initiate research aimed at broadening the capabilities of the Intelligent Fingerprinting System to test for additional drugs and indications, facilitating the expansion of the platform into point-of-care medical testing.

●	Commence the 510k or DeNovo pathway, following FDA review of 513(g) request.

●	Expand the Intelligent Fingerprinting Drug Screening System into new customer segments, including major sporting organizations, law enforcement, and commercial airlines.

●	Obtain National Association of Testing Authorities (NATA) accreditation.

●	Develop a strategic network of distributors with established customer bases throughout Asia Pacific to distribute the IFP product.

Third Quarter Ended March 31, 2023, Financial Results

All amounts are expressed in U.S. dollars unless indicated otherwise. All authorized, issued, and outstanding stock and per share amounts reflect the 1-for-20 reverse stock split effected by the Company on February 9, 2023, unless indicated otherwise.

The Company’s combined revenue and government support income increased by 199% or $382,238 to $574,738 for the three months ending March 31, 2023, including revenue of $457,058, compared to the same period in 2022. The year-over-year revenue increase reflects the acquisition of Intelligent Fingerprinting Ltd. during the fiscal 2023 second quarter and the introduction of commercial products, in addition to organic growth of the business.

For the quarter ended March 31, 2023, the Company had a net loss of $6.34 million or $5.72 per share, compared to a net loss of $1.34 million or $1.79 per share in the prior year period. This increase in net loss was primarily a result of the non-cash item of the impairment of goodwill of $4.1 million resulting in intangible assets as at March 31, 2023 of $5.29 million and a shareholders equity of $5.93 million, which is in the vicinity of the Company’s market capitalization at quarter end.

As of March 31, 2023, the Company’s cash, cash equivalents and marketable securities totaled approximately $2.3 million.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (the “Company”) (Nasdaq: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company’s Intelligent Fingerprinting Drug Screening System is revolutionizing portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. This highly accurate, hygienic, and cost-effective system screens for recent use of drugs commonly found in the workplace, including opioids, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology is a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform is being expanded to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to consummate the proposed transactions described in this press release, develop and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, secure regulatory approvals, and expand market penetration, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com

Intelligent Bio Solutions Inc.

Condensed Consolidated Balance Sheets

(Amount in US$)

	March 31, 2023 (Unaudited)	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$2,280,544	$8,238,301
Accounts receivable, net	296,049	-
Inventories	736,221	-
Grant receivable, current portion	-	1,529,882
Research and development tax incentive receivable	578,456	353,048
Other current assets	531,824	746,761
Total current assets	4,423,094	10,867,992
Property and equipment, net	478,120	391,408
Finance lease right-of-use assets	472,253	-
Goodwill	-	-
Intangible assets, net	5,295,234	-
Long-term grant receivable	-	1,092,773
TOTAL ASSETS	$10,668,701	$12,352,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,598,831	$1,625,089
Current portion of finance lease liabilities	174,215	-
Current portion of deferred grant income	1,093,157	2,836,582
Current employee benefit liabilities	334,227	201,332
Current portion of notes payable	335,528	-
Total current liabilities	3,535,958	4,663,003
Employee benefit liabilities	24,939	50,626
Finance lease liabilities	320,725	-
Long-term deferred grant income	-	1,092,773
Notes payable	470,872	-
Convertible notes payable	389,361	-
Total liabilities	4,741,855	5,806,402
Commitments and contingencies (Note 18)

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized:
Series C preferred stock, 4,012,276 shares designated, 2,363,003 and 0 shares issued and outstanding at March 31, 2023 and June 30, 2022, respectively	23,630	-
Series D preferred stock, 500,000 shares designated, 176,462 and 0 shares issued and outstanding at March 31, 2023 and June 30, 2022, respectively	1,765	-
Common stock, $0.01 par value, 100,000,000 shares authorized, 1,685,467 and 744,496 shares issued and outstanding at March 31, 2023 and June 30, 2022, respectively	16,855	7,445
Treasury stock, at cost, 1,386 and 0 shares as of March 31, 2023 and June 30, 2022, respectively	(14)	-
Additional paid-in capital	45,772,664	38,581,465
Accumulated deficit	(39,148,652)	(31,175,853)
Accumulated other comprehensive loss	(639,884)	(788,135)
Total consolidated Intelligent Bio Solutions Inc. equity	6,026,364	6,624,922
Non-controlling interest	(99,518)	(79,151)
Total shareholders’ equity	5,926,846	6,545,771
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,668,701	$12,352,173

Intelligent Bio Solutions Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(Unaudited)

(Amount in US$)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022
Revenue	$457,058	$-	$813,737	$-
Cost of revenue	(424,009)	-	(536,644)	-
Gross profit	33,049	-	277,093	-

Other income:
Government support income	117,680	192,500	698,625	370,291

Operating expenses:
Selling, general and administrative expenses	(1,898,754)	(1,122,004)	(5,594,461)	(3,457,768)
Development and regulatory approval expenses	(299,898)	(413,325)	(380,363)	(3,161,306)
Depreciation and amortization	(398,986)	-	(797,142)	-
Goodwill impairment	(4,096,490)	-	(4,096,490)	-
Total operating expenses	(6,694,128)	(1,535,329)	(10,868,456)	(6,619,074)
Loss from operations	(6,543,399)	(1,342,829)	(9,892,738)	(6,248,783)

Other income (expense):
Interest expense	(86,125)	(4,217)	(163,957)	(4,892)
Realized foreign exchange income (loss)	7,212	10	(8,936)	(3,094)
Fair value movements through profit and loss	269,787	-	2,062,878	-
Interest income	508	2,903	9,587	10,973
Total other income (expense)	191,382	(1,304)	1,899,572	2,987
Loss before income taxes	(6,352,017)	(1,344,133)	(7,993,166)	(6,245,796)
Income taxes	-	-	-	-
Net loss	(6,352,017)	(1,344,133)	(7,993,166)	(6,245,796)
Net loss attributable to non-controlling interest	(8,111)	(8,887)	(20,367)	(17,900)
Net loss attributable to Intelligent Bio Solutions Inc.	$(6,343,906)	$(1,335,246)	$(7,972,799)	$(6,227,896)

Other comprehensive (loss) income, net of tax:
Foreign currency translation (loss) income	$(77,787)	$2,793	$148,251	$(57,334)
Total other comprehensive (loss) income	(77,787)	2,793	148,251	(57,334)
Comprehensive loss	(6,429,804)	(1,341,340)	(7,844,915)	(6,303,130)
Comprehensive loss attributable to non-controlling interest	(8,111)	(8,887)	(20,367)	(17,900)
Comprehensive loss attributable to Intelligent Bio Solutions Inc.	$(6,421,693)	$(1,332,453)	$(7,824,548)	$(6,285,230)

Net loss per share, basic and diluted	$(5.72)	$(1.79)	$(8.67)	$(8.54)
Weighted average shares outstanding, basic and diluted	1,108,672	744,495	919,545	729,533